Exhibit 10.1

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF COLORADO

Civil Action No. 08-cv-02048-REB-KLM

(Consolidated with Civil Action No. 08-cv-02055-CMA-CBS, 08-cv-02078-MSK-BNB, 08-cv-02267-MSK-CBS, 08-cv-02420-PAB, 08-cv-02603-MSK-BNB)

In re SPECTRANETICS CORPORATION SECURITIES LITIGATION

STIPULATION OF SETTLEMENT

This Stipulation of Settlement (the “Stipulation”), dated as of September 7, 2010, is made and entered into by and among the following parties to the above entitled action, by and through their respective counsel of record:  (1) the Settling Class Action Plaintiff (as defined below), on behalf of itself and each of the Settlement Class Members (as defined below); and (2) the Settling Class Action Defendants (as defined below), by and through their respective counsel of record in the Class Action (as defined below).  The Settlement set forth in this Stipulation (the “Settlement”) is intended by the Settling Class Action Parties (as defined below) to fully, finally and forever resolve, discharge and settle the Released Claims by Settling Class Action Parties (as defined below) against the Released Parties (as defined below), upon and subject to the terms and conditions hereof and subject to the approval of the United States District Court for the District of Colorado pursuant to Rule 23 of the Federal Rules of Civil Procedure.

I.                                       THE LITIGATION.

A.                                    Background.

The Spectranetics Corporation (“Spectranetics” or the “Company”) develops, manufactures, markets, and distributes single-use fiber-optic laser catheters for use in minimally invasive surgical procedures to clear blocked arteries within the body.  It has a range of laser catheters that are used to treat peripheral arterial disease (“PAD”) by removing stenoses and occlusions in the legs both above and below the knee.  Spectranetics also has a range of laser catheters used to clear blockages in and around the heart.

On September 4, 2008, the FDA and the U.S. Immigration and Customs Enforcement (“ICE”) executed a search warrant on Spectranetics.  The search warrant requested information in four areas related to potential violations of FDA and immigration rules and regulations including (i) the promotion, use, testing, marketing and sales regarding certain of the company’s products for the treatment of in-stent restenosis, payments made to medical personnel and an identified institution for this application, (ii) the promotion, use, testing, experimentation, delivery, marketing and sales of catheter guidewires and balloon catheters manufactured by certain third parties outside of the United States, (iii) two post-market studies completed during the period from 2002 to 2005 and payments to medical personnel in connection with those studies and (iv) compensation packages for certain of the company’s personnel.

On December 29, 2009, the Company announced that it had reached a resolution with the United States Department of Justice (DOJ) and the Office of

Inspector General (OIG) of the United States Department of Health and Human Services regarding the federal investigation which had commenced on September 4, 2008.  As part of the resolution, in December 2009 the Company entered into a Non-Prosecution Agreement with the DOJ, a civil Settlement Agreement with the DOJ and the OIG, and a five-year Corporate Integrity Agreement with the OIG.  There were no criminal charges against the Company.  As part of the Settlement Agreement, the Company also expressly denied the contentions of the United States, except those specifically included in the Non-Prosecution Agreement, and there was no admission of wrongdoing by the Company.

B.                                    The Class Actions.

On or after September 23, 2008, six federal securities class action complaints were filed against Spectranetics and various other defendants, including John G. Schulte, Guy A. Childs, Emile J. Geisenheimer, Jonathan W. McGuire, Donald Fletcher, and Craig M. Walker, M.D., in the United States District Court for the District of Colorado (the “Court”), entitled Hancook v. Spectranetics Corp., et al., Civil Case No. 08-cv-02048-REB-KLM, Donoghue v. Spectranetics Corp., et al.,  Civil Case No. 08-cv-02055-REB-KLM, Dickson v. Spectranetics Corp., et al., Civil Case No. 08-cv-02078, Jacobusse, et al. v. Spectranetics Corp., et al., Civil Case No. 08-cv-02267, Posner, et al. v. Spectranetics Corp., et al., Civil Case No. 08-cv-02420, Genesee County Employee’s Retirement System v. Spectranetics Corp, et al., Civil Case No. 08-cv-02602.   These cases alleged class periods either between April 19, 2007 and September 4, 2008 or April 26, 2005 and September 4, 2008.  Pursuant to a Court

Order dated January 16, 2009, these complaints were consolidated in this Court and captioned In re Spectranetics Corporation Securities Litigation, Civil Case No. 08-cv-02048-REB-KLM  (the “Class Action”).

By Court Order dated June 15, 2009, the Court appointed the Spectranetics Investor Group — comprised of Genesee County Employees’ Retirement System, the Wayne County Employees’ Retirement System, and Peter J. Tortora — as Lead Plaintiff for the Class Action (hereinafter, “Settling Class Action Plaintiff”), appointed Labaton Sucharow LLP and Brower Piven, a Professional Corporation (“Brower Piven”) as Co-Lead Counsel (hereinafter, “Settling Class Action Plaintiff’s Counsel”).

The Settling Class Action Plaintiff filed a Consolidated Class Action Complaint (the “Class Action Complaint”) on August 4, 2009.  The Class Action Complaint asserted claims against Spectranetics and various individual defendants (collectively, the “Settling Class Action Defendants”) for alleged violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934.  The Class Action Complaint sought recovery for purchasers of Spectranetics common stock during the period between March 16, 2007 and September 4, 2008, inclusive.  On September 18, 2009, Spectranetics and the other defendants filed a Motion to Dismiss the Class Action Complaint, which the Settling Class Action Plaintiff opposed.

The Settling Class Action Plaintiff filed a Supplemental Class Action Complaint, on February 10, 2010.  On March 12, 2010, Spectranetics and the other defendants filed a Supplemental Motion to Dismiss the Supplemental Class Action Complaint, which the Settling Class Action Plaintiff opposed.

The settlement of the Class Action (as described below) has obviated the need for any hearing or ruling on any Motion to Dismiss.

C.                                    The Derivative Actions.

On or after September 29, 2008, two derivative actions were filed in the Court entitled Douglas A. Kopp v. Emile J. Geisenheimer, et al., Civil Case No. 08-cv-02102-REB-MJW, and Peter Y. Kiama v. John Schulte, et al., Civil Case No. 08-cv-02467-REB-CBS (the “District Court Derivative Actions”).  On January 13, 2009, a derivative action was filed in the District Court, El Paso County, Colorado, entitled Martin and Violet Clarke v. John Schulte, et al., Case No. 2009-CV-567.  On January 27, 2009, this derivative action was removed to the District Court and entitled Martin and Violet Clarke v. John Schulte, et al., Civil Case No. 09-cv-00161-PAB-MJW (the “Clarke Derivative Action”).  On February 6, 2009, the District Court issued an order consolidating the Clarke Derivative Action and the District Court Derivative Actions (collectively, the “Derivative Actions”) under the caption Douglas A. Kopp v. Emile J. Geisenheimer, et al., Civil Case No. 08-cv-02102-REB-MJW (the “Derivative Action”).

D.                                    Settlement Negotiations And Mediation.

On March 24 and 25, 2010, the Settling Class Action Parties (as defined below), through their respective counsel, participated in a two-day mediation session with the Honorable Nicholas H. Politan (Ret.).  The mediation involved extensive up-front briefing of Judge Politan regarding the merits of the Class Action, as well as in-depth discussions with Judge Politan of, among other things, the Settling Class Action Parties’ respective claims and defenses, the motions to dismiss filed in the Class Action, and other important factual and legal issues and matters relating to the merits of the Class Action.  The Settling Class Action Parties did not reach a settlement at the mediation, but through subsequent negotiations and conferences, including additional discussions with Judge Politan, the Settling Class Action Parties were able to reach an agreement in principle providing for the settlement of the Class Action.

E.                                      Discovery, Investigation, And Research Conducted By Plaintiff.

Settling Class Action Plaintiffs’ Counsel  have conducted a thorough investigation of the facts and legal issues associated with the prosecution and Settlement of the Class Action.  This discovery and investigation has included, inter alia, (1) a comprehensive review of the Company’s public filings, annual reports, and other public statements; (2) research into the applicable law with respect to the claims asserted in the Class Action and the potential defenses thereto; (3) inspection of documents produced by the Settling Class Action Defendants; (4) interviews with various current and former Spectranetics employees; and (5) consultations with experts.

II.                                   CLAIMS OF THE SETTLING CLASS ACTION PLAINTIFF AND BENEFITS OF SETTLEMENT.

The Settling Class Action Plaintiff believes that the claims asserted in the Class Action have merit and that the evidence developed to date in the Class Action supports the claims asserted.  The Settling Class Action Plaintiff asserts and believes it would present supporting evidence at trial that defendants caused the price of Spectranetics’ common stock to be artificially inflated during the Settlement Class Period by the issuance of materially false statements and by omitting to state material information concerning Spectranetics and that, as a result, Settling Class Action Plaintiff and Settlement Class Members were injured.

However, Settling Class Action Plaintiff’s Counsel recognizes and acknowledges the expense and length of continued proceedings, trial, and appeals.  Settling Class Action Plaintiff’s Counsel also has taken into account the uncertain outcome and the risk of any litigation, especially in complex actions such as the Class Action.  Settling Class Action Plaintiff’s Counsel is also mindful of the inherent problems of proof under and defenses to the federal securities law violations asserted in the Class Action, including the defenses asserted by defendants during the litigation, in the pending motion to dismiss the pleadings, in the settlement negotiations, and in the mediation proceedings.

In light of the foregoing, Settling Class Action Plaintiff’s Counsel believes that the Settlement confers substantial benefits upon the Settlement Class (as defined below) and Settlement Class Members.  Based on its evaluation, Settling Class Action Plaintiff’s Counsel has determined that the Settlement is in the best interests of the Settling Class Action Plaintiff and the Settlement Class Members.

III.                               SETTLING CLASS ACTION DEFENDANTS’ STATEMENT AND DENIALS OF WRONGDOING AND LIABILITY.

The Settling Class Action Defendants have denied and continue to deny each and all of the claims and contentions alleged by the Settling Class Action Plaintiff on behalf of the Settlement Class Members.  The Settling Class Action Defendants also have denied and continue to deny, inter alia, the allegations that the prices of

Spectranetics stock were artificially inflated by reasons of alleged misrepresentations, non-disclosures or otherwise, or that the Settling Class Action Plaintiff or the Settlement Class were harmed by the conduct alleged in the Class Action.  Settling Class Action Defendants believe that throughout the Settlement Class Period (as defined below) they fully and adequately disclosed all material facts regarding Spectranetics and made no misrepresentations of material facts regarding Spectranetics.

Nonetheless, the Settling Class Action Defendants have concluded that further conduct of the Class Action would be protracted and expensive, and that it is desirable that the Class Action be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation in order to limit further expense, inconvenience and distraction, to dispose of the burden of protracted litigation, and to permit the operation of the Company’s business without further distraction and diversion of the Company’s executive personnel with respect to matters at issue in the Class Action.  The Settling Class Action Defendants also have taken into account the uncertainty and risks inherent in any litigation, especially in complex cases like this litigation.

The Settling Class Action Defendants have, therefore, determined that it is desirable and beneficial to them that the Class Action be settled in the manner and upon the terms and conditions set forth in this Stipulation.  The Settling Class Action Defendants enter into this Stipulation and the Settlement without in any way admitting to or acknowledging any fault, liability, or wrongdoing of any kind.  There has been no adverse determination by any court against any of the Settling Class Action Defendants on the merits of the claims asserted by the Settling Class Action Plaintiff.  Neither this

Stipulation, nor any of its terms or provisions, nor any of the negotiations or proceedings connected with it, shall be construed as an admission or concession by any of the Settling Class Action Defendants of the merit or truth of any of the allegations or wrongdoing of any kind on the part of any of the Settling Class Action Defendants.  The Settling Class Action Defendants enter into this Stipulation and Settlement based upon, among other things, the Settling Class Action Plaintiffs’ agreement herein that, to the fullest extent permitted by law, neither this Stipulation nor any of the terms or provisions, nor any of the negotiations or proceedings connected therewith, shall be offered as evidence in the Class Action or in any pending or future civil, criminal, or administrative action or other proceeding to establish any liability or admission by any of the Settling Class Action Defendants or any other matter adverse to any of the Settling Class Action Defendants or any of their respective related entities, except as expressly set forth herein.

IV.                              TERMS OF STIPULATION AND AGREEMENT OF SETTLEMENT.

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among the Settling Class Action Plaintiff (for itself and the Settlement Class Members), and the Settling Class Action Defendants, by and through their respective counsel of record, that, subject to the approval of the Court, the Class Action and the Released Claims by Settling Class Action Parties (as defined below) shall be finally and fully compromised, settled, and released, and the Class Action shall be dismissed with prejudice, upon and subject to the terms and conditions of the Stipulation, as follows:

A.                                    Definitions.

As used in the Stipulation, the following terms have the meanings specified below:

1.1.                              “Authorized Claimant” shall mean any Settlement Class Member whose claim for recovery has been allowed pursuant to the terms of the Stipulation.

1.2.                              “Claimant” shall mean any Settlement Class Member who filed a Proof of Claim in such form and manner, and within such time, as the Court shall prescribe.

1.3.                              “Claims Administrator” shall mean Rust Consulting, Inc.

1.4.                              “Class Action” shall mean the class actions that were consolidated in the case before the United States District Court for the District of Colorado entitled In re Spectranetics Corporation Securities Litigation, Civil Case No. 08-cv-02048-REB-KLM.

1.5.                              “Company” or “Spectranetics” shall mean The Spectranetics Corporation, a Delaware corporation, and all of its predecessors, successors, present and former parents, subsidiaries, divisions, and related or affiliated entities.

1.6.                              “Derivative Action” shall mean the derivative actions that were consolidated in the case before the United States District Court for the District of Colorado entitled Douglas A. Kopp v. Emile J. Geisenheimer, et al., Civil Case No. 08-cv-02102-REB-MJW.

1.7.                              “Effective Date” shall mean the first date by which all of the events and conditions specified in ¶ 10.2 of the Stipulation have been met and have occurred.

1.8.                              “Escrow Account” shall mean the interest-bearing escrow account to which the Settlement Consideration will be transferred pursuant to the terms of the Stipulation.

1.9.                              “Escrow Agents” shall mean Settling Class Action Plaintiff’s Counsel.

1.10.                                    “Final” shall mean, with respect to the Judgment, that one of the following events has occurred: (1) the time for appealing the Judgment has expired; (2) following a final affirmance on appeal of the Judgment, the time to seek further discretionary review (including, without limitation, from the United States Supreme Court) has expired, or if discretionary review is allowed, such discretionary review proceedings are subsequently dismissed with prejudice or the Judgment is finally affirmed on discretionary review; or (3) following a final dismissal of an appeal from the Judgment, the time to seek further discretionary review (including, without limitation, from the United States Supreme Court) has expired, or if discretionary review is allowed, such discretionary review proceedings are subsequently dismissed with prejudice or the dismissal being challenged is itself finally affirmed on discretionary review.  Any proceeding or order, or any appeal or petition for a writ of certiorari pertaining solely to any plan of allocation and/or application for attorneys’ fees, costs or expenses, shall not in any way delay or preclude the Judgment from becoming Final.

1.11.                                    “Individual Defendants” shall mean Defendants Guy A. Childs, Emile J. Geisenheimer, Jonathan W. McGuire, John G. Schulte, and Craig M. Walker, M.D., and any other individual named as a defendant in the six lawsuits consolidated in the Class Action.

1.12.                                    “Judgment” shall mean the judgment to be rendered by the Court dismissing the Class Action with prejudice, substantially in the form and content attached hereto as Exhibit B.

1.13.                                    “Notice” shall mean the notice of pendency of class action and proposed settlement substantially in the form and content attached hereto as Exhibit A-1.

1.14.                                    “Parties” shall mean, collectively, each of the Settling Class Action Defendants and the Settling Class Action Plaintiff on behalf of itself and the Settlement Class Members.

1.15.                                    “Person” shall mean an individual, corporation (including all divisions and subsidiaries), partnership, limited partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and their spouses, heirs, predecessors, successors, representatives, or assigns.

1.16.                                    “Plan of Allocation” shall mean a plan or formula of allocation of the Settlement Consideration which shall be described in the Notice to be sent to Settlement Class Members in connection with the Settlement whereby the Settlement Consideration shall be distributed to Authorized Claimants after payment of expenses of notice and administration of the Settlement, any taxes, penalties or interest or tax preparation fees owed by the Escrow Account  and such attorneys’ fees, costs, expenses and interest as may be awarded by the Court.  Any Plan of Allocation is not part of the Stipulation.

1.17.                                    “Proof of Claim and Release” shall mean the proof of claim and release substantially in the form and content attached hereto as Exhibit A-2.

1.18.                                    “Released Claims by Settling Class Action Defendants” means any and all claims, causes of action, proceedings, obligations, suits, debts, damages (including interest, attorneys’ fees, expert or consulting fees, and any other costs), demands, agreements, promises, controversies or liabilities whatsoever whether based on federal, state, local, statutory or common law or any other law, rule or regulation, whether fixed or contingent, accrued or un-accrued, liquidated or un-liquidated, at law or in equity, matured or un-matured, whether class or individual in nature, direct or indirect, past, present or future which they ever had, now have, claim to have or may in the future have or claim to have, including both known claims and Unknown Claims, that have been or could have been asserted in the Class Action by the Settling Class Action Defendants against the Settling Class Action Plaintiff, the Settlement Class Members, or the Settling Class Action Plaintiff’s Counsel, which arise out of or relate in any way to the institution, prosecution, or settlement of the Class Action (except for claims to enforce the Settlement).

1.19.                                    “Released Claims by Settling Class Action Parties” shall mean the Released Claims By Settling Class Action Plaintiff and the Released Claims by Settling Class Action Defendants.

1.20.                                    “Released Claims by Settling Class Action Plaintiff” means any and all claims, causes of action, proceedings, obligations, suits, debts, damages (including interest, attorneys’ fees, expert or consulting fees, and any other costs), demands, agreements, promises, controversies or liabilities whatsoever whether based on federal, state, local, statutory or common law or any other law, rule or regulation, whether fixed or contingent, accrued or un-accrued, liquidated or un-liquidated, at law or in equity, matured or un-matured, whether class or individual in nature, direct or indirect, past, present or future which they ever had, now have, claim to have or may in the future have or claim to have, including both known claims and Unknown Claims, (i) that have been asserted in the Class Action by the Settling Class Action Plaintiff against any of the Released  Class Action Defendants, or (ii) that could have been asserted in any forum by the Settling Class Action Plaintiff or any Settlement Class Member against any of the Released  Class Action Defendants which arise out of, are related to, or are based upon in any way, either directly or indirectly, in part or in whole, any of the allegations, transactions, facts, matters or occurrences, representations or omissions involved, set forth, or referred to in the Class Action, the Consolidated Class Action Complaint, the Supplemental Consolidated Class Action Complaint, and the six federal securities class action complaints.  The Released Claims by Settling Class Action Plaintiff does not include the claims asserted in the Derivative Action.

1.21.                                    “Released Class Action Defendants” shall mean each and every one of the following:  the Settling Class Action Defendants and, whether or not identified in any complaint filed in the Class Action, each and all of every Settling Class Action Defendant’s past and present directors, officers and employees, controlling stockholders, partners, members, affiliates, principals, agents, representatives, stockholders, predecessors, successors, parents, subsidiaries, divisions, joint ventures, attorneys, investment bankers, commercial bankers, underwriters, financial or investment advisors, advisors, consultants, accountants, insurers, co-insurers and reinsurers, assigns, spouses, heirs, assigns, executors, personal representatives, marital communities, associates, related or affiliated entities, general or limited partners or partnerships, limited liability companies, member firms, estates, administrators, or any members of their immediate families, or any trusts for which any of them are trustees, settlers or beneficiaries, or any persons or other entities in which any Released Class Action Defendant has a controlling interest or which is related to or affiliated with any Released Class Action Defendant, and any other representatives of any of these Persons or other entities, whether or not any such Released Class Action Defendants were named, served with process or appeared in the Class Action.

1.22.                                    “Settling Class Action Defendants” shall mean Defendants Spectranetics and the Individual Defendants.

1.23.                                    “Settling Class Action Defendants’ Counsel” shall mean Katten Muchin Rosenman LLP and Winston & Strawn LLP.

1.24.                                    “Settling Class Action Plaintiff” means Lead Plaintiff, the Spectranetics Investor Group, comprised of Genesee County Employee’s Retirement System, the Wayne County Employee’s Retirement System, and Peter J. Tortora.

1.25.                                    “Settling Class Action Plaintiff’s Counsel” shall mean Co-Lead Counsel for the Lead Plaintiff, Labaton Sucharow LLP and Brower Piven.

1.26.                                    “Settlement Class” shall mean all persons or entities that purchased or otherwise acquired the publicly traded common stock of Spectranetics during the Settlement Class Period.  Excluded from the Settlement Class shall be the Settling Class Action Defendants and their corporate affiliates; any officers or directors of Spectranetics; or members of their immediate families, and their heirs, successors and assigns.  Also excluded from the Settlement Class upon the Effective Date shall be those Persons who validly and timely request exclusion from the Settlement Class in accordance with the provisions of the Notice Order and the Notice given pursuant thereto.

1.27.                                    “Settlement Class Members” or “Member of the Settlement Class” shall mean a person who falls within the definition of Settlement Class as set forth in ¶ 1.26 above.

1.28.                                    “Settlement Class Period” shall mean the period from March 16, 2007 to September 4, 2008, inclusive.

1.29.                                    “Settlement Consideration” shall mean the principal amount of $8.5 million in cash, for and on behalf of the Settlement Class, less the costs, fees, and assessments provided for in the Stipulation, plus interest earned or accrued thereon.

1.30.                                    “Settling Class Action Parties” shall mean Settling Class Action Plaintiff, on behalf of itself and each of the Settlement Class Members, and Settling Class Action Defendants.

1.31.                                    “Spectranetics’ Insurance Carriers” shall mean U.S. Specialty Insurance Company, Hudson Insurance Company, and Carolina Casualty Insurance Company.

1.32.                                    “Unknown Claims” shall mean any Released Claims by Settling Class Action Plaintiff which the Settling Class Action Plaintiff or any Settlement Class Member does not know or suspect to exist in his, her or its favor at the time of the release of the Released Class Action Defendants which, if known by him, her or it, might have affected his, her or its settlement with and release of the Released Class Action Defendants, or might have affected his, her or its decision not to object to, or opt out of, this Settlement.

With respect to any and all Released Claims by Settling Class Action Plaintiff, the Settling Class Action Parties stipulate and agree that, upon the Effective Date, the Settling Class Action Plaintiff expressly waives and relinquishes, and the Settlement Class Members shall be deemed to have, and by operation of the Judgment shall have expressly waived and relinquished, to the fullest extent permitted by law, the provisions, rights, and benefits of § 1542 of the California Civil Code, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

The Settling Class Action Plaintiff expressly waives and the Settlement Class Members shall be deemed to have waived, and upon the Effective Date and by operation of the Judgment shall have waived any and all provisions, rights and benefits conferred by any law of the United States or of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to § 1542 of the California Civil Code.  The Settling Class Action Plaintiff and the Settlement Class Members may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the subject matter of the Released Claims By Settling Class Action Plaintiff, but each of them hereby stipulate and agree that the Settling Class Action Plaintiff does settle and release, and each Settlement Class Member shall be deemed to have, and upon the Effective Date and by operation of the Judgment shall have, fully, finally, and forever settled and released any and all Released Claims by Settling Class Action Plaintiff, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, all Released Claims by Settling Class Action Plaintiff without regard to the subsequent discovery or existence of such different or additional facts.  The Settling Class Action Parties acknowledge that the foregoing waiver was bargained for and a key element of the Settlement of which this release is a part.

B.                                    The Settlement Consideration.

In full and final settlement of all claims asserted or referred to in the Class Action, and all claims that have been and could be asserted by Settling Class Action Plaintiff and the Settlement Class Members against the Settling Class Action Defendants in the Class Action, the Settling Class Action Defendants agree to the following:

2.1.                              Spectranetics shall cause $8.5 million in cash to be wire transferred and/or mailed overnight into an interest-bearing escrow account (the “Escrow Account”) for the benefit of the Settling Class Members and with all interest to accrue for the benefit of the Settlement Class Members within twenty (20) business days from the later of (1) preliminary approval of the Settlement of the Class Action as reflected by this Stipulation; (2) Settling Class Action Defendants’ Counsel’s receipt of a W-9 from the payee to whom the Settlement Consideration shall be paid; and (3) Settling Class Action Defendants’ Counsel’s receipt of wire transfer information from the payee to whom the Settlement Consideration shall be paid.

2.2.                              The reasonable and necessary costs of administration, notice to Settlement

Class Members, and taxes shall be paid out of the Settlement Consideration without further order of the Court.  Settling Class Action Defendants’ Counsel and Settling Class Action Plaintiff’s Counsel shall cooperate to ensure prompt payment of expenditures from escrowed funds to provide notice to the Members of the Settlement Class and/or to otherwise process the administration of the Settlement.

2.3.                              In the event the Stipulation does not become effective, or the Judgment does not become Final, as that term is defined in ¶ 1.10 above, all monies held in the Escrow Account (less amounts necessary to pay costs, as documented in ¶ 2.2 above) shall be returned to Spectranetics’ Insurance Carriers within fourteen (14) business days in a manner and in the amounts designated by Spectranetics at such time.  Settling Class Action Plaintiff, the Settlement Class Members, and Settling Class Action Plaintiff’s Counsel shall have no responsibility for the costs described in ¶ 2.2 above.

2.4.                              Upon the Judgment becoming Final, the Settlement Consideration shall be released for the benefit of the Settlement Class Members pursuant to the terms of this Stipulation.  This Settlement is not a “claims made” settlement, and, if all conditions under this Stipulation are satisfied and the Judgment becomes Final, no portion of the Settlement Consideration will be returned to the Settling Class Action Defendants or Spectranetics’ Insurance Carriers.

C.                                    Administration Of The Settlement Consideration.

i.                                         The Escrow Agents.

3.1.                              The Escrow Agents shall invest the Settlement Consideration in instruments backed by the full faith and credit of the United States Government or fully insured by the United States Government or an agency thereof and shall reinvest the proceeds of these instruments as they mature in similar instruments at the current market rates.

3.2.                              The Escrow Agents shall not disburse the Settlement Consideration except as provided in the Stipulation, or by an order of the Court, (provided said order is consistent with the terms of the Stipulation) or with the written agreement of Settling Class Action Plaintiff’s Counsel and Settling Class Action Defendants’ Counsel.

3.3.                              Subject to such further order and direction by the Court as may be necessary, the Escrow Agents are authorized to execute such transactions on behalf of the Settlement Class Members as are consistent with the terms of the Stipulation.

3.4.                              All funds held by the Escrow Agents shall be deemed and considered to be in custodia legis of the Court, and shall remain subject to the jurisdiction of the Court, until such time as such funds shall be distributed pursuant to the Stipulation and/or further order(s) of the Court consistent with the terms of the Stipulation.

3.5.                              All costs and expenses associated with the Settlement, including but not limited to any taxes, administrative costs, and costs of providing notice of the proposed Settlement to the Settlement Class Members, shall be paid from the Settlement Consideration in the Escrow Account, and in no event shall any of the Settling Class Action Defendants, Settling Class Action Plaintiff, Settlement Class Members, or their counsel bear any responsibility for any such costs or expenses.

ii.                                     Taxes.

3.6.                              The Settling Class Action Parties and the Escrow Agents agree to treat the Settlement Consideration as being at all times a “qualified settlement fund” within the meaning of Treas. Reg. Section 1.468B-1.  In addition, the Escrow Agents and, as required, Spectranetics and Spectranetics’ Insurance Carriers shall jointly and timely make the “relation-back election” (as defined in Treas. Reg. Section 1.468B-1) back to the earliest permitted date.  Such election shall be made in compliance with the procedures and requirements contained in such regulations.  It shall be the responsibility of the Escrow Agents to timely and properly prepare, and deliver the necessary documentation for signature by all necessary parties, and thereafter to cause the appropriate filing to occur.

3.7.                              For the purposes of Section 468B of the Internal Revenue Code of 1986, and Treas. Reg. Section 1.468B, the “administrator” shall be the Escrow Agents.  The Escrow Agents shall timely and properly file all informational and other tax returns necessary or advisable with respect to the Settlement Consideration (including, without limitation, the returns described in Treas. Reg. Section 1.468B-2(1)).  Such returns (as well as the election described in ¶ 3.6 shall be consistent with this ¶ 3.7 and in all events shall reflect that all taxes (including any estimated taxes, interest or penalties) on the income earned by the Settlement Consideration shall be paid out of the Settlement Consideration as provided in ¶ 3.8 hereof.

3.8.                              All (i) taxes (including any estimated taxes, interest or penalties) arising with respect to the income earned by the Settlement Consideration (“Taxes”), and (ii) expenses and costs incurred in connection with the operation and implementation of ¶ 3.6-3.8 (including, without limitation, expenses of tax attorneys and/or accountants and mailing and distribution costs and expenses relating to filing (or failing to file) the returns described in  ¶ 3.7) (“Tax Expenses”), shall be paid out of the Settlement Consideration; in all events the Released Class Action Defendants shall not have any liability or responsibility for the Taxes, the Tax Expenses, or the filing of any tax returns or other documents with the Internal Revenue Service or any other state or local taxing authority.  The Escrow Agents shall indemnify and hold the Released Class Action Parties harmless for Taxes and Tax Expenses (including, without limitation, Taxes payable by reason of any such indemnification).  Further, Taxes and Tax Expenses shall be treated as, and considered to be, a cost of administration of the Settlement and shall be timely paid by the Escrow Agents out of the Settlement Consideration without prior order from the Court, and the Escrow Agents shall be obligated (notwithstanding anything herein to the contrary) to withhold from distribution to Authorized Claimants any funds necessary to pay such amounts (as well as any amounts that may be required to be withheld under Treas. Reg. Section 1.468B-2(1)(2)); the Released Class Action Defendants are not responsible and shall have no liability therefor, or for any reporting requirements that may relate thereto.  The Settling Class Action Parties hereto agree to cooperate with the Escrow Agents, each other, and their tax attorneys and accountants to the extent reasonably necessary to carry out the provisions of ¶ 3.6-3.8.

D.                                    Certification of the Settlement Class.

4.1.                              For the sole purpose of implementation, approval and consummation of the Settlement, the Settling Class Action Parties stipulate and agree that the Court may enter an order certifying the Settlement Class, and appointing the Settling Class Action Plaintiff as the representative of the Settlement Class and Settling Class Action

Plaintiff’s Counsel as counsel for the Settlement Class.

4.2.                              Certification of the Settlement Class and appointment of Settling Class Action Plaintiff as representative of the Settlement Class and Settling  Class Action Plaintiff’s Counsel as counsel for the Settlement Class, as set forth herein, shall be binding only with respect to the Settlement set forth in the Stipulation.  In the event that this Stipulation is terminated or cancelled or that the Effective Date does not occur for any reason, the stipulated certification of the Settlement Class shall be vacated and the Class Action shall proceed as though the Settlement Class had never been certified.  Except to effectuate the Settlement, neither the Settling Class Action Parties nor their respective counsel shall cite, present as evidence or legal precedent, rely upon, make reference to or otherwise make any use whatsoever of this stipulated certification of the Settlement Class, in this Class Action or in any other proceeding.

E.                                      Notice Order And Settlement Hearing.

5.1.                              Promptly after execution of the Stipulation, but in no event later than ten (10) days after the Stipulation is signed (unless such time is extended by the written agreement of Settling Class Action Plaintiff’s Counsel and Settling Class Action Defendants’ Counsel), the Settling Class Action Parties shall submit the Stipulation together with its Exhibits to the Court and shall jointly apply for entry of an order (the “Notice Order”), substantially in the form and content of Exhibit A hereto, requesting certification of the Settlement Class, preliminary approval of the Settlement, and approval for the mailing and publication of a Notice of Pendency and Proposed Settlement of Class Action (substantially in the form and content of Exhibit A-1 hereto), which shall include the general terms of the Settlement set forth in this Stipulation, the proposed Plan of Allocation, the general relief intended to be sought through the Fee and Expense Application (as defined in ¶ 9.1), and the date of the Settlement Hearing (as defined below in ¶ 5.2).

5.2.                              The Settling Class Action Parties shall request that, after notice is given, the Court hold a Hearing (the “Settlement Hearing”) and finally approve this Settlement as set forth herein.  At or after the Settlement Hearing, Settling Class Action Plaintiff’s Counsel also will request that the Court approve the proposed Plan of Allocation and the Fee and Expense Application.

F.                                      Entry of Judgment and Discharge of All Contribution Claims.

6.1.                              The Settling Class Action Parties agree to the entry of Judgment substantially in the form and content of Exhibit B.

6.2.                              The Judgment proposed to the Court shall include a bar order stating the following:  In accordance with 15 U.S.C. § 78u-4(f)(7)(A), any and all claims for contribution, equitable indemnification, or subrogation arising out of any the Released Claims by the Settling Class Action Plaintiff are hereby permanently barred, extinguished, discharged, satisfied, and unenforceable.  Accordingly, without limitation to any of the above, any Person is hereby permanently enjoined from commencing, prosecuting, or asserting against any of the Settling Class Action Defendants any such claim, and each and every Settling Class Action Defendant is hereby permanently enjoined from commencing, prosecuting, or asserting any such claim against any Person.  For the avoidance of doubt, other than those claims arising out of the prosecution of the Class Action which are released herein, nothing contained herein shall affect the direct claims for contribution, equitable indemnification or subrogation between or among Spectranetics and the Individual Defendants in connection with the investigation by the United States Attorney’s Office for the District of Colorado, the United States Food & Drug Administration, and the United States Immigration & Customs Enforcement, or any direct claims between or among Spectranetics and the Individual Defendants including, by way of example, claims under any applicable indemnity agreement or undertaking agreement, or claims for  breach of fiduciary duty, wrongful termination, breach of contract, tortious interference with contract, or infliction of emotional distress.  Nothing in the Stipulation nor the fact that the Stipulation has been executed shall be construed as an admission or concession by any party regarding the proper interpretation of any applicable indemnity agreement.

G.                                    Releases.

7.1.                              Upon the Effective Date, the Settling Class Action Plaintiff shall release, relinquish and discharge, and each of the Settlement Class Members shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished and discharged each and all of the Released Class Action Defendants from the Released Claims by Settling Class Action Plaintiff.  For the avoidance of doubt, potential Settlement Class Members who validly and timely request exclusion from the Settlement Class in accordance with the provisions of the Notice Order and the Notice shall not be deemed to have released all of the Released Class Action Defendants from the Released Claims by Settling Class Action Plaintiff.

7.2.                              Upon the Effective Date, each of the Settling Class Action Defendants shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished and discharged the Settling Class Action Plaintiff, the Settlement Class Members (other than those Settlement Class Members who validly and timely request exclusion from this Settlement Class in accordance with the provisions of the Notice Order and the Notice given pursuant thereto), and the Settling Class Action Plaintiff’s Counsel from the Released Claims by Settling Class Action Defendants.

7.3.                              Claims for violation of this Stipulation (including any exhibits) are preserved and are neither intended to be nor are barred by operation of any aspect of the MOU, this Stipulation or the Settlement.

7.4.                              Except as otherwise expressly provided for in this Stipulation, by Delaware law, or in any applicable indemnity agreement, undertaking agreement, bylaw provision or certificate of incorporation provision, the Settling Class Action Parties shall each bear their own respective attorneys’ fees, expenses and costs incurred in connection with the conduct and settlement of the Class Action, and the preparation, implementation and performance of the terms of this Stipulation.

7.5.                              Only those Settlement Class Members filing a valid and timely Proof of Claim and Release shall be entitled to participate in the Settlement and receive any distributions from the Settlement Consideration.  The Proof of Claim and Release to be executed by the Settlement Class Members shall release all Released Claims by Settling Class Action Plaintiff against the Released Class Action Defendants, and shall be substantially in the form and content of Exhibit A-2 hereto.  All Settlement Class Members shall be bound by the releases set forth herein and therein whether or not they submit a valid and timely Proof of Claim and Release.

H.                                    Administration And Calculation Of Claims, Final Awards And Supervision And Distribution Of Settlement Consideration.

8.1.                              Settling Class Action Plaintiff’s Counsel, or its authorized agents, acting on behalf of the Settlement Class shall formulate a Plan of Allocation of the Settlement Consideration to the Settlement Class Members, subject to the approval of the Court.  The Claims Administrator, subject to the supervision, direction and approval of the Court, shall administer and calculate the claims submitted by Settlement Class Members, and shall oversee distribution of that portion of the Settlement Consideration that is finally awarded by the Court to Authorized Claimants.  The Settling Class Action Parties expressly agree that any change, modification, or alteration to the Plan of Allocation by the Court shall not be grounds for termination of the Settlement.

8.2.                              The Settlement Consideration shall be applied as follows:

(a)                                  To pay all unpaid costs and expenses reasonably and actually incurred in providing notice to the Settlement Class Members including, locating Settlement Class Members, soliciting Settlement Class Members claims, assisting with the filing of such claims, administering and distributing the Settlement Consideration to the Settlement Class Members, processing each Proof of Claim and Release, and paying escrow fees and costs, if any;

(b)                                 To pay Taxes and Tax Expenses;

(c)                                  To pay Settling Class Action Plaintiff’s Counsel’s attorneys’ fees, expenses and costs, with interest thereon, if and to the extent allowed by the Court;

(d)                                 To distribute, following the Effective Date, the balance of the Settlement Consideration to Authorized Claimants as allowed by the Court.

8.3.                              After the Effective Date and subject to such further approval and further order(s) of the Court as may be required, the Settlement Consideration shall be distributed to Authorized Claimants, subject to and in accordance with the following:

(a)                                  Within ninety (90) days after the mailing of the Notice or such other time as may be set by the Court, each Person claiming to be an Authorized Claimant shall be required to submit to the Claims Administrator a separate completed Proof of Claim and Release included with the Notice and substantially in the form and content of Exhibit A-2 hereto, signed under penalty of perjury and supported by such documents as specified in the Proof of Claim and Release and as are reasonably available to the Authorized Claimant.

(b)                                 Except as otherwise ordered by the Court, all Settlement Class Members who fail to timely submit a valid Proof of Claim and Release within such period, or such other period as may be ordered by the Court, or who have not already done so, shall be forever barred from receiving any payments of money pursuant to the Stipulation and the Settlement set forth herein, but will in all other respects be subject to and bound by the provisions of the Stipulation, the Settlement and releases contained herein, and the Judgment.

(c)                                  The Settlement Consideration shall be distributed to the Authorized Claimants in accordance with and subject to the Plan of Allocation to be described in the Notice mailed to Settlement Class Members.  The proposed Plan of Allocation shall not be a part of the Stipulation.

8.4.                              The Settling Class Action Defendants and Settling Class Action Defendants’ Counsel shall have no responsibility for, interest in, or liability whatsoever with respect to: (a) the investment or distribution of the Settlement Consideration; (b) the Plan of Allocation or any other act described in this ¶ 8 or any of its subparagraphs; (c) the determination or administration of taxes; or (d) any losses incurred in connection with (a), (b) or (c).  No Person shall have any claim of any kind against the Released Class Action Defendants with respect to the matters set forth in this ¶ 8 or any of its subparagraphs.

8.5.                              No Person shall have any claim against the Settling Class Action Plaintiff or Settling Class Action Plaintiff’s Counsel, or any Claims Administrator, or other agent designated by Settling Class Action Plaintiff’s Counsel based on the distributions made substantially in accordance with the Stipulation and the Settlement contained herein, the Plan of Allocation or further orders of the Court.

8.6.                              It is understood and agreed by the Settling Class Action Parties that any proposed Plan of Allocation of the Settlement Consideration, including, without limitation, any adjustments to an Authorized Claimant’s claim set forth therein, is not a material part of the Stipulation and the Settling Class Action Parties request that it be considered by the Court separately from the Court’s consideration of the fairness, reasonableness and adequacy of the Settlement set forth in the Stipulation, and request that any order or proceedings relating to the Plan of Allocation shall not operate to terminate or cancel the Stipulation or affect the finality of the Court’s Judgment approving the Stipulation and the Settlement set forth herein, including, but not limited to, the release, discharge, and relinquishment of the Released Claims by Settling Class Action Plaintiff against the Released Class Action Defendants, or any other orders entered pursuant to the Stipulation.

I.                                         Settling Class Action Plaintiff’s Counsel’s Attorneys’ Fees And Reimbursement Of Expenses.

9.1.                              The Settling Class Action Plaintiff or its counsel may submit an application or applications for an order (the “Fee and Expense Application”) for distributions to them from the Settlement Consideration for: (i) an award of attorneys’ fees plus (ii) reimbursement of all expenses and costs, including the fees of any experts or consultants, incurred in connection with prosecuting the Class Action, and (iii) interest on such attorneys’ fees, costs and expenses at the same rate and for the same periods as earned by the Settlement Consideration (until paid), as may be awarded by the Court.

9.2.                              Within five (5) business days after the Court executes an order awarding attorneys’ fees, expenses and costs, including the fees of experts and consultants, (the “Fee and Expense Award”), the Fee and Expense Award shall be transferred to Settling Class Action Plaintiff’s Counsel from the Settlement Consideration.  In the event that the Stipulation and the Settlement set forth herein does not become Final for any reason, or the Judgment or the Order making the Fee and Expense Award is reversed or modified on appeal, and in the event that the Fee and Expense Award has been paid to any extent, then Settling Class Action Plaintiff’s Counsel shall within five (5) business days from the event which precludes the Effective Date from occurring or such reversal or modification, refund the fees, expenses, costs and interest previously paid to it from the Settlement Consideration, including accrued interest on any such amount at the average rate earned on the Settlement Consideration from the time of withdrawal until the date of refund.  The Settling Class Action Plaintiff’s Counsel, as a condition of receiving such fees and expenses, on behalf of itself and each partner and/or shareholder of it, agrees that the law firm and its partners and/or shareholders are subject to the jurisdiction of the Court for the purpose of enforcing this ¶ 9.2 of the Stipulation.  Without limitation, Settling Class Action Plaintiff’s Counsel’s law firms and their respective partners and/or shareholders agree that the Court may, upon application of Settling Class Action Defendants, on notice to Settling Class Action Plaintiff’s Counsel, summarily issue orders, including, but not limited to, judgments and attachment orders, and may make appropriate findings of or sanctions for contempt, against Settling Class Action Plaintiff’s Counsel should Settling Class Action Plaintiff’s Counsel fail to timely repay fees and expenses pursuant to this ¶ 9.2 of the Stipulation.

9.3.                              The Released Class Action Defendants shall have no responsibility for, and no liability whatsoever with respect to, any fee and expense award to Settling Class Action Plaintiff’s Counsel, or to any other Person who may assert some claim thereto.

9.4.                              The procedure for and the allowance or disallowance by the Court of the Fee and Expense Application are not part of the Settlement set forth in the Stipulation, and the Settling Class Action Parties request that they are to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness and adequacy of the Settlement set forth in the Stipulation.  The Settling Class Action Parties request that any order or proceedings relating to the Fee and Expense Application, or any appeal from any order relating thereto, shall not operate to terminate or cancel the Stipulation, or affect or delay the finality of the Judgment approving the Stipulation and the Settlement of the Class Action set forth herein.

9.5.                              At their sole discretion, Settling Class Action Plaintiff’s Counsel shall be authorized by the Court to allocate the attorney’s fees among all counsel representing Settling Class Action Plaintiff and the Settlement Class Members for any work performed by such counsel that was authorized by Settling Class Action Plaintiff’s Counsel and contributed to the effective litigation of the Class Action.

J.                                      Conditions Of Settlement, Effect Of Disapproval, Cancellation Or Termination.

10.1.                                    This Settlement shall be terminated in the event that any of the following occurs: (1) any of the conditions set forth in ¶ 10.2 below are not satisfied; (2) the Settling Class Action Defendants exercise their right to terminate the Settlement pursuant to ¶ 10.3; (3) the Settlement does not become Final for any reason; or (4) failure on the part of any of the Settling Class Action Parties to abide, in any material respect, with the terms of the Stipulation.

10.2.                                    Unless otherwise agreed by Settling Class Action Plaintiff’s Counsel and

Settling Class Action Defendants’ Counsel in writing, this Stipulation shall be terminated in the event that any of the following conditions is not met:

(a)                                  The transfer into the Escrow Account of the Settlement Consideration within twenty (20) business days from the later of (1) preliminary approval of the Settlement of the Class Action consistent with the terms of this Stipulation; (2) Settling Class Action Defendants’ Counsel’s receipt of a W-9 from the payee to whom the Settlement Cash shall be paid; and (3) Settling Class Action Defendants’ Counsel’s receipt of wire transfer information from the payee to whom the Settlement Cash shall be paid.

(b)                                 The Court has entered the Notice Order and certified the Settlement Class Members, as required by ¶ 4 and ¶ 5, above;

(c)                                  Preliminary and final approval of the Settlement consistent with the terms of this Stipulation, independent of the Court’s determination of any award of attorneys’ fees and expenses to the Settling Class Action Plaintiff’s Counsel;

(d)                                 Entry of Judgment, substantially in the form and content of Exhibit B, by the U.S. District Court for the District of Colorado;

(e)                                  Judgment has become Final;

(f)                                    That the Settlement is not otherwise terminated pursuant to the terms set forth in this Stipulation.

10.3.                                    If prior to the Settlement Hearing, Persons who otherwise would be Settlement Class Members have filed with the Court valid and timely requests for exclusion (“Requests for Exclusion”) from the Settlement Class in accordance with the provisions of the Notice Order and the Notice given pursuant thereto, and such Persons have purchased or otherwise acquired Spectranetics common stock in an amount that equals or exceed the sum specified in a separate Supplemental Agreement between Spectranetics and Settling Class Action Plaintiff (the “Supplemental Agreement”), Spectranetics shall have the option to terminate this Stipulation in accordance with the procedures set forth in the Supplemental Agreement.  The Supplemental Agreement will not be filed with the Court unless and until a dispute among the Settling Class Action Parties concerning its interpretation or application arises, but the Settling Class Action Parties will file a statement identifying the existence of the Supplemental Agreement pursuant to Federal Rule of Civil Procedure 23(e)(1)(c)(2), and reference the Supplemental Agreement in the Notice.  Copies of all Requests for Exclusion received, together with copies of all written revocations of Requests for Exclusion, shall be delivered to Settling Class Action Defendants’ Counsel within two (2) days of receipt thereof.

10.4.                                    Unless otherwise ordered by the Court, in the event the Stipulation shall terminate, or be canceled, or shall not become effective for any reason, within ten (10) business days after written notification of such event is sent by Settling Class Action Defendants’ Counsel or Settling Class Action Plaintiff’s Counsel to the Escrow Agents: (1) the Settlement Consideration (including accrued interest), less expenses and any costs which have been disbursed from or are chargeable to the Settlement, and less any Taxes and Tax Expenses paid or incurred pursuant to ¶ 3.8, shall be refunded by the Escrow Agents to Spectranetics’ Insurance Carriers in a manner and in the amounts designated by Spectranetics at such time.  In such event, any tax refund owing to the Settlement Consideration shall also be refunded and paid to Spectranetics’ Insurance Carriers.  At the request of Spectranetics or Spectranetics’ Insurance Carriers, the Escrow Agents or their designee shall apply for any such refund and pay the proceeds, less the cost of obtaining the tax refund, to Spectranetics’ Insurance Carriers.

10.5.                                    In the event that the Stipulation is not approved by the Court or the Settlement set forth in the Stipulation is terminated or fails to become effective in accordance with its terms, this Stipulation and all negotiations and proceedings relating hereto shall be without prejudice to any or all Settling Class Action Parties who shall be restored to their respective positions in the Class Action as of September 7, 2010.  In such event, the terms and provisions of the Stipulation, with the exception of ¶¶ [1.1-1.32, 3.1, 3.2, 3.4, 3.5, 3.6, 3.8, 4.1, 4.2, 8.4, 8.5, 9.2, 9.3, 10.1-10.8, 11.3, 11.4, and 11.8] herein, shall have no further force and effect with respect to the Settling Class Action Parties and shall not be used in the Class Action or in any other proceeding for any purpose and any Judgment or Order entered by the Court in accordance with the terms of the Stipulation shall be treated as vacated, nunc pro tunc.

10.6.                                    In the event this Stipulation shall be terminated as set forth in ¶ 10.1 above, the Settling Class Action Parties shall, within two weeks of such cancellation, jointly request a status conference with the Court to be held on the Court’s first available date.  At such status conference, the Settling Class Action Parties shall ask the Court’s assistance in scheduling continued proceedings in the Class Action as between the Settling Class Action Parties.  Pending such status conference or the expiration of sixty

(60) days from the Settling Class Action Parties’ joint request for a status conference, whichever occurs first, none of the Settling Class Action Parties shall file or serve any further motions or discovery requests on any of the other Settling Class Action Parties in connection with this Class Action nor shall any response be due by any Settling Class Action Party to any outstanding discovery or pleading by any other Settling Class Action Party.

10.7.                                    If a case is commenced in respect to Spectranetics or any of Spectranetics’ Insurance Carriers under Title 11 of the United States Code (Bankruptcy), or a trustee, receiver or conservator is appointed under any similar law, and in the event of the entry of a final order of a court of competent jurisdiction determining the transfer of the Settlement Consideration, or any portion thereof, by or on behalf of Spectranetics or any of Spectranetics’ Insurance Carriers to be a preference, voidable transfer, fraudulent conveyance or similar transaction, then at Settling Class Action Plaintiff’s option, this Settlement, and the releases given and Judgment entered in favor of all Settling Class Action Defendants pursuant to this Stipulation, shall be null and void.

10.8.                                    No order of the Court or modification or reversal on appeal of any order of the Court concerning  (a) any Plan of Allocation or (b) any amount of attorneys’ fees, costs, expenses and interest to Settling Class Action Plaintiff’s Counsel shall constitute a condition to the Effective Date or grounds for cancellation and termination of the Stipulation.

K.                                    Miscellaneous Provisions.

11.1.                                    The Settling Class Action Parties (a) acknowledge that it is their intent to consummate the Settlement consistent with the terms of this Stipulation; and (b) agree to cooperate to the extent necessary to effectuate and implement all terms and conditions of the Settlement consistent with the terms of this Stipulation and to exercise their best efforts to accomplish the foregoing terms and conditions of the Settlement.

11.2.                                    The Settling Class Action Defendants have denied, and continue to deny, any and all allegations contained in the Class Action, and they are entering into the Settlement in order to eliminate the burden, expense, and uncertainties of further litigation.  The Settlement and the provisions contained in this Stipulation and the Memorandum of Understanding entered into between Settling Class Action Plaintiff’s Counsel and counsel for Spectranetics, Guy A. Childs, Emile J. Geisenheimer, Jonathan W. McGuire, and Craig M. Walker, M.D. on June 17, 2010 shall not be deemed, or offered or received in evidence as a presumption, a concession, or an admission of any fault, liability, or wrongdoing by any party, and except as required to enforce the Settlement, they shall not be offered or received in evidence or otherwise used by any Person in these or any other actions or proceedings, whether civil, criminal, or administrative.

11.3.                                    It is agreed that the Settling  Class Action Parties were in compliance with their respective obligations pursuant to Rule 11 of the Federal Rules of Civil Procedure and that the Class Action was filed, and all actions taken in respect thereof were taken in good faith.

11.4.                                    No press announcement, press release, or other public statement concerning the Settlement may be made by any of the Settling Class Action Parties without approval from the other Settling Class Action Parties, except as required by law.

11.5.                                    All of the exhibits to the Stipulation are material and integral parts hereof and are fully incorporated herein by this reference.

11.6.                                    The Stipulation may be amended or modified, as is necessary to effect the terms of the Settlement, only by a written instrument signed by or on behalf of all Settling Class Action Parties or their successors-in-interest.

11.7.                                    The Stipulation, the exhibits attached hereto and the Supplemental Agreement constitute the entire agreement among the Settling Class Action Parties hereto; in particular, it is understood and agreed that there are no collateral or oral agreements between the Settling Class Action Parties that are not expressed in this Stipulation, the exhibits or the Supplemental Agreement.  The Settling Class Action Plaintiff, on behalf of itself and the Settlement Class Members, and the Settling Class Action Defendants expressly warrant that, in entering into this Stipulation, they relied solely upon their own knowledge and investigation, and not upon any promise, representation, warranty, or other statement by any party or any person representing any party to this Stipulation, not expressly contained in this Stipulation, its exhibits, or the Supplemental Agreement.  Except as otherwise provided herein, each party shall bear its own costs.

11.8.                                    Settling Class Action Plaintiff’s Counsel, on behalf of the Settlement Class Members, is expressly authorized by the Settling Class Action Plaintiff to take all appropriate action required or permitted to be taken by the Settlement Class Members pursuant to the Stipulation to effectuate its terms and also are expressly authorized to enter into any modifications or amendments to the Stipulation on behalf of the Settlement Class Members which they deem appropriate.

11.9.                                    Each counsel or other Person executing the Stipulation or any of its Exhibits on behalf of any party hereto hereby warrants that such person has the full authority to do so.  All orders and agreements entered during the course of the Class Action relative to the confidentiality of information shall survive this Stipulation.

11.10.                              The Stipulation may be executed by facsimile and in one or more counterparts.  All executed counterparts and each of them shall be deemed to be one and the same instrument.  Counsel for the Settling Class Action Parties shall exchange among themselves original signed counterparts and a complete set of original executed counterparts shall be filed with the Court.

11.11.                              The Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the Settling Class Action Parties.

11.12.                              The Court shall retain jurisdiction with respect to implementation and enforcement of the terms of the Stipulation, and all Settling Class Action Parties hereto and their counsel submit to the jurisdiction of the Court for purposes of implementing and enforcing the Settlement embodied in the Stipulation.

11.13.                              The Stipulation and the exhibits hereto shall be considered to have been negotiated, executed and delivered, and to be wholly performed, in the State of Colorado, and the rights and of the parties to the Stipulation shall be construed and enforced in accordance with, and governed by, the laws of the State of Colorado without giving effect to that state’s choice of law principles.

IN WITNESS WHEREOF, the parties hereto have caused the Stipulation to be executed, by their duly authorized attorneys, as of September 7, 2010.

/s/ Mark S. Goldman	/s/ Richard H. Zelichov
Mark S. Goldman	Bruce G. Vanyo
LABATON SUCHAROW LLP	Richard H. Zelichov
140 Broadway	KATTEN MUCHIN ROSENMAN LLP
New York, NY 10005	2029 Century Park East, Suite 2600
Telephone: (212) 907-0700	Los Angeles, CA 90067-3012
Facsimile: (212) 818-0477	Telephone: (310) 788-4400
Email: mgoldman@labaton.com	Facsimile: (310) 788-4471
Email: richard.zelichov@kattenlaw.com
Lead Plaintiffs’ Co-Lead Counsel
Counsel for Defendants The Spectranetics Corporation, Guy A. Childs, Emile Geisenheimer, Jonathan W. McGuire and Craig M. Walker, M.D.

/s/ Charles J. Piven	/s/ Stephen C. Schulte
Charles J. Piven	Stephen C. Schulte
BROWER PIVEN,	W. Gordon Dobie
A Professional Corporation	WINSTON AND STRAWN LLP
1925 Old Valley Road	35 W. Wacker Drive
Stevenson, MD 21153	Chicago, IL 60601
Telephone: (410) 332-0030	Telephone: 312-558-5890
Facsimile: (410) 685-1300	Facsimile: 312-558-5700
Email: piven@browerpiven.com	Email: sschulte@winston.com

Lead Plaintiffs’ Co-Lead Counsel	Counsel for Defendant John G. Schulte